Exhibit 3.194

CERTIFICATE OF FORMATION

OF

ESTERLINE EUROPE COMPANY LLC

This Certificate of Formation is being executed as of May 25, 2011, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act. The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

ARTICLE 1. NAME

The name of the limited liability company is Esterline Europe Company LLC (the “Company”).

ARTICLE 2. REGISTERED OFFICE AND REGISTERED AGENT

The Company’s registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

ARTICLE 3. DURATION

The duration of the Company shall be perpetual.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

/s/ Jane Frissel
Jane Frissel Authorized Person